SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Knowles Corporation

(Name of Registrant as Specified In Its Charter)

Caligan Partners LP

Caligan Partners CV I LP

David Johnson

Samuel J. Merksamer

Falcon Edge Capital, LP

Falcon Edge Global Master Fund, LP

Moraine Master Fund, LP

Richard Gerson

Jonathan Christodoro

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 29, 2018, Caligan Partners LP (“Caligan”) issued a letter (the “Letter”) to the board of directors of Knowles Corporation (the “Company”) in the form of a press release (the “Press Release”), which is attached hereto as Exhibit 1.  A full copy of the Letter is attached hereto as Exhibit 2. Exhibit 3 contains the biographies of Caligan’s and Falcon Edge Capital, LP’s nominees to the board of directors of the Company.

Information regarding the Participants (as defined in Exhibit 4) in a solicitation of proxies of the stockholders of the Company in connection with the 2019 annual meeting of stockholders of the Company is attached herewith as Exhibit 4.

Exhibit 1

Caligan Partners and Falcon Edge Capital Send Letter to Board of Directors of Knowles Corp.

Attempts to Work Constructively with the Knowles Board have been Rebuffed

Knowles Must Answer to Shareholders for its Substantial Underperformance and Lack of Transparency Surrounding $70MM of Losses in its Intelligent Audio Segment in 2018

Full Letter Available at www.thefutureofknowles.com

NEW YORK -- (BUSINESS WIRE) -- Caligan Partners, LP (“Caligan”) and Falcon Edge Capital, LP (“Falcon Edge”), which manage funds that beneficially own more than 6.7% of Knowles Corp. (“Knowles” or the “Company”), today released a letter outlining financial, operational, strategic, and governance failures at Knowles. The letter, addressed to the Company’s Board, highlights simple, low-risk initiatives that Knowles could implement to begin to address the root causes of its significant underperformance as a public company. The letter, addressed to the Company’s Board, noted that Caligan and Falcon Edge believe that the opportunity could lead to Knowles being valued at more than $28 per share, representing upside of more than 70% from today’s price.

March 29, 2019

The Board of Directors

c/o Corporate Secretary

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Dear Members of the Board:

We have now been in discussions with the CEO and the Chairman of the Board of Knowles for the last six weeks, but, unfortunately, have concluded that this Board will neither embrace reasonable transparency nor hold senior management accountable for future failures in execution unless shareholders mandate it. We presented you with three low-risk initiatives that would benefit Knowles’ employees, customers and shareholders:

I.	Provide Transparency to Shareholders on Intelligent Audio: Knowles lost almost $70MM in its Intelligent Audio segment in 2018, roughly 40% of Knowles’ consolidated 2018 EBITDA, but has refused to disclose basic facts, like revenue, since 2015 while obfuscating losses by commingling them with the Performance Audio segment. Shareholders have a right to evaluate the returns on this investment, particularly after four years of heavy losses with no material revenues or disclosed pipeline to evaluate.

II.	Conduct a Strategic Review of Knowles’ Precision Devices Segment: Knowles has stated repeatedly that it is transitioning to an audio solutions provider. Knowles’ Precision Devices segment includes businesses that were historically part of Dover, have no connection to Knowles’ Audio segment, and could be divested to generate meaningful proceeds. A strategic review is consistent with prior divestitures of Knowles’ Sound Solutions division in 2016, a MEMS timing business in 2016, and the crystal oscillator division in 2017.

III.	Add Our Experienced Nominees to Knowles’ Board: Add to the Board qualified directors who have collectively served on over 25 boards and have a track record of working collaboratively with boards and management teams while holding them accountable for execution…

Full Letter Available at www.thefutureofknowles.com

Media Contacts:

Robert Laman	Mark Cho
Caligan Partners, LP	Falcon Edge Capital, LP
(646) 859-8205	(212) 230-2295
rl@caliganpartners.com	MCho@falconedgecap.com

Investor Contact:

Edward McCarthy / Geoffrey Weinberg / Peter Aymar

D.F. King & Co., Inc.

(212) 269-5550

KN@dfking.com

CALIGAN, DAVID JOHNSON, SAMUEL J. MERKSAMER, FALCON EDGE, RICHARD GERSON and JONATHAN CHRISTODORO (COLLECTIVELY, the “Participants”) intend to file with the SEC a proxy statement and form of proxy to be used in connection with the solicitation of proxies from the stockholders of KNOWLES. All stockholders are advised to read the proxy statement and other documents when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/. INFORmation about the Participants and a description OF THEIR INTERESTS by security holdings is contained in the Schedule 14A filed by CALIGAN with the SEC on March 29, 2019.

 Exhibit 2

March 29, 2019

The Board of Directors

c/o Corporate Secretary

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Dear Members of the Board:

We have now been in discussions with the CEO and the Chairman of the Board of Knowles for the last six weeks, but, unfortunately, have concluded that this Board will neither embrace reasonable transparency nor hold senior management accountable for future failures in execution unless shareholders mandate it. We presented you with three low-risk initiatives that would benefit Knowles’ employees, customers and shareholders:

I.	Provide Transparency to Shareholders on Intelligent Audio: Knowles lost almost $70MM in its Intelligent Audio segment in 2018[i], roughly 40% of Knowles’ consolidated 2018 EBITDA, but has refused to disclose basic facts, like revenue, since 2015 while obfuscating losses by commingling them with the Performance Audio segment. Shareholders have a right to evaluate the returns on this investment, particularly after four years of heavy losses with no material revenues or disclosed pipeline to evaluate.

II.	Conduct a Strategic Review of Knowles’ Precision Devices Segment: Knowles has stated repeatedly that it is transitioning to an audio solutions provider. Knowles’ Precision Devices segment includes businesses that were historically part of Dover, have no connection to Knowles’ Audio segment, and could be divested to generate meaningful proceeds. A strategic review is consistent with prior divestitures of Knowles’ Sound Solutions division in 2016, a MEMS timing business in 2016, and the crystal oscillator division in 2017.

III.	Add Our Experienced Nominees to Knowles’ Board: Add to the Board qualified directors who have collectively served on over 25 boards and have a track record of working collaboratively with boards and management teams while holding them accountable for execution.

After multiple conversations and in-person meetings with our representatives, Knowles’ Board has seemingly concluded that despite five years of negative total shareholder returns (“TSR”), no change is needed at Knowles. In fact, the Board and its advisors have expressed that not only is transparency into Intelligent Audio “too difficult” to provide, but also that shareholders do not want transparency; a position that is nonsensical.

We strongly believe shareholders will conclude that the Knowles Board and management have done everything they can to hide a few simple and otherwise obvious facts:

I.	Knowles has substantially underperformed its proxy peer set and broader equity markets over every measurement period. The underperformance has occurred despite clear secular tailwinds in their core audio franchise not relevant to peers.

II.	The Board has failed to hold management accountable despite consistent execution failures, perennially missed expectations, and multiple strategic blunders.

III.	Intelligent Audio lost $55mm in 2017 and almost $70MM in 2018ii, which can only be gleaned using disclosures in the Company’s proxy statement. There has been no explanation of why an acquisition that was supposed to be accretive by the end of 2016 will generate losses in excess of 40% of the Company’s consolidated EBITDA four years later.

I. Failure in Results

Knowles’ stock has substantially underperformed every benchmark over every measurement period.iii Knowles’ strategy, execution and leadership since it was spun off from Dover in February 2014 (the “Spin”) have generated losses of over 50% of shareholders’ value, despite leadership positions in its three current business units. Recurring execution issues and abysmal returns on capital have outweighed secular tailwinds such as multi-microphone adoption, growth in wearable and IoT devices, and customers upgrading to higher performance microphones.

From the date of the Spin through December 31, 2018, Knowles’ TSR was NEGATIVE 54% compared to the PHLX Semiconductor Index TSR of POSITIVE 120%, Knowles’ proxy peer set average TSR was POSITIVE 62%, and the S&P 500 TSR was POSITIVE 50%.iv The underperformance is staggering.

II. Failure in Execution

We believe the public record since the Spin establishes a clear track record of poor operational and financial performance, unrealistic expectations, an unhealthy focus on top line growth over profitability, and a lack of accountability and transparency to the very shareholders to whom all directors owe their loyalty. It is, given this track record, almost absurd to ask shareholders to “trust us” when Messrs. Niew and MacLeod profess this time will be different. We believe a small subset of past actions and statements serve as a sobering reminder of Knowles’ track record as a public company:

•	In 2014, operational issues led to a microphone failure at the Company’s largest customer causing massive financial and reputational harm to the Company.

•	In 2014 and again after the acquisition of Audience in 2015, management publicly committed to financial targets of 7% annual revenue growth and a 22% operating margin; instead, revenue has DECLINED at a 0.5% CAGR and in 2018 Knowles’ operating margin was 14%.

•	In 2015, Mr. Niew stated “I think we're better positioned this year in terms of speakers than we have [been] in any year than since we've owned Sound Solutions,”[v] only for Sound Solutions to generate pre-tax losses of $272MM in 2015 and for the Company to divest the unit in 2016 for a cumulative loss of over $1Bn. Despite the magnitude of this loss, in his Annual Letter to Shareholders, Mr. Niew writes that “we executed extremely well.”vi

•	In 2015, announcing the Audience acquisition, Mr. Niew said “While we do expect near-term dilution to Knowles earnings, we project that this transaction will be accretive to our non-GAAP earnings by Q4 of 2016.”vii The scale of this miss is tremendous as even into 2017, Intelligent Audio lost $55MM in non-GAAP EBITviii.

•	Knowles again misled shareholders in the 4Q2016 earnings release, blaming the missed expectations on “launches of our customers' products,”ix then following up with a statement that “our expectations are not for significant revenue from this in 2017, but it will be a contributor.”[4]

•	From 2014 - 2017 Knowles’ financial performance was materially below targets set by the Board of Directors (all of which were below Mid-Term Financial Targets communicated in 2014/2015), leading to the Board’s commentary in annual proxy statements:

o	“2014 was a challenging year for Knowles, and we did not meet our financial objectives.”[x]

o	“2015 was a challenging year for Knowles. Financial performance for incentive purposes was below targets.”xi

o	“We are pleased with our overall progress in 2016 as we grew revenue over the previous year” despite the Company failing to hit 2016 financial targets and subsequently receiving a negative say-on-pay recommendation from ISS.

o	“2017 was a challenging year with revenue below expectations, due to weaker demand in our China mobile handset market and lower sales in our Hearing Health Technology business.”xii

•	During our recent meetings, Mr. MacLeod trumpeted that the Board’s conviction in Intelligent Audio is currently high as compared to 12-18 months ago – suggesting that the Board and management were asking shareholders to “trust us” even before they had a high level of conviction themselves.

In our view, this historical track record establishes that (i) management has repeatedly failed to meet financial and operational targets established by the Board and communicated to shareholders; (ii) the Board has been complicit, taking no apparent action to hold management accountable for these failures; and (iii) shareholders have suffered as a result.

Failure in execution, lapse in accountability, decline in share price. We believe that the results and experiences of shareholders over the last five years lead any shareholder to one conclusion: Knowles’ leadership cannot be trusted.

Consistently Missed Financial Targets: Setting appropriate long-term targets and executing against those targets is essential for any company to build trust with the investment community. Consistently missing long-term financial targets have undermined investor confidence in management. At the 2014 Analyst Day, Knowles laid out financial targets for annual revenue growth, gross margin, operating income margin, capital expenditures, and free cash flow (the “Mid-Term Financial Targets”)xiii. Knowles updated those expectations at the time of the Audience acquisition in 2015xiv.

The Company has neither come close to hitting these targets nor has it disclaimed them. The scale of the Company’s revenue miss is enormous; if the Company’s current segments had grown revenue at the 7% annual target since the Spin, revenue would need to have been $344MM higher in 2018 than what Knowles reported. Even if the Company achieved analyst consensus estimates in 2019, the Company would still miss every single one of those targets again. Furthermore, the annual incentive targets set by the Board are materially below the Mid-Term Financial Targets. Despite having the bar lowered for them by their own Board, management has never hit their annual incentive targets as a public company to date.

Poor Returns on Capital: The underperformance discussed above is tied to Knowles’ inability to generate a meaningful return on almost $1Bn of investment since the Spin. In 2013, Knowles generated $307MM of non-GAAP EBITDA and $1.95 in non-GAAP EPS. In 2018, Knowles generated $163MM of non-GAAP EBITDA and $1.01 in non-GAAP EPS. Cumulatively, from 2014 until 2018, Knowles spent $921MM on capital expenditures, research and development (“R&D”), and acquisitions. Said another way, Knowles’ management and Board have spent $921MM of shareholders’ capital to generate $144MM LESS in EBITDA and $0.94 LESS in EPS.xv

III. Failure in Transparency

Lack of Transparency Around Intelligent Audio: Since the acquisition of Audience in 2015, Knowles has deployed material resources into its Intelligent Audio segment and has maintained that Intelligent Audio products represent the most important growth opportunity for the Company. Despite Knowles having (i) separate Presidents of Intelligent Audio and Performance Audio and (ii) the Company’s 2017 and 2018 proxy statements disclosing financial targets for Performance Audio and Intelligent Audio that included Intelligent Audio Revenue and EBIT targets in 2016 (disclosed in 2017), we have been told that Intelligent Audio is “too interrelated” to Performance Audio to disclose the financial results. Using the Company’s disclosures in the 2018 proxy statement and quarterly financial supplements, Intelligent Audio lost $55MM of Adjusted EBIT in 2017.xvi

As of the date of this letter, the Company has not provided any disclosure on 2018 Performance Audio results, however, consistent year-over-year operating margin performance for Performance Audio in 2018 implies Intelligent Audio lost almost $70MM in 2018. Now that the Company has realized that disclosure of Performance Audio metrics highlights Intelligent Audio losses, it would not surprise us to see them eliminated from the Company’s 2019 Proxy Statement. To drive home that point, Mr. Niew opined that he does not believe increased transparency would lead to a better outcome. We firmly disagree as we believe providing investors transparency allows them to understand Knowles’ business and make an informed decision regarding Knowles’ performance; it is irrelevant that the Board and management feel they will be unfairly judged by this performance. We find this unwillingness to provide transparency especially troubling given the high level of “conviction” expressed in our meetings by both Messrs. Niew and MacLeod around the Board’s belief in the future success of this segment.

Management’s unwillingness to disclose spending levels, revenue and realistic milestones for Intelligent Audio has left investors with no other option than to assume this massive expense drag is simply an inseparable component of Performance Audio and, therefore, capitalized those losses into Knowles’ share price as if the spending will continue into perpetuity. We estimate that the market is ascribing close to negative $600MM of enterprise value to Intelligent Audio simply because investors have not been given the necessary information to accurately value the segment.

As acknowledged in our meetings by Mr. MacLeod, either the Company is going to generate a return on its investment in Intelligent Audio or it is going to reduce its spending materially such that it is not an indefinite drag on profitability. We believe that separately disclosing the key metrics for Intelligent Audio would allow investors to more accurately ascribe value to investment, potentially resulting in an increase of over 30% in Knowles’ share price, just from enhanced disclosure. The only effort this would take on behalf of the Company would be to separately report Intelligent Audio revenue and non-GAAP EBIT within the Audio segment. Shareholders should ask themselves – if the Company won’t disclose this information, what are they hiding?

Next Steps

Given the exhaustive list of missteps detailed above, the Company’s atrocious share performance and poor return on invested capital, it is obvious to us that the Board would benefit from a fresh perspective. Especially the perspective of new Board members who have committed substantial capital alongside shareholders in contrast to the current Board, which has invested less than $1MM of their own capital in Knowles’ shares over the last five years. Our nominees have substantial experience representing shareholders on over 20 public company boards. We believe it is obvious that Knowles needs Board Members who (i) are both committed to transparency and accountable to shareholders; (ii) have experience holding management teams accountable for their performance; and (iii) can help the Company establish credibility with the investment community.

We believe a fulsome strategic review that assesses (i) the industrial logic of the combination of ceramic capacitors and filters with acoustic components; (ii) the potential synergies that are available to strategic acquirers that aren’t available to shareholders within the context of a division of Knowles; and (iii) the potential accretion from the prudent application of proceeds of a sale of Precision Devices, would fulfill a principle of basic governance. It’s difficult for the Company to argue that it’s not in the best interest of shareholders to explore what potential acquirers would pay for a non-strategic asset.

We believe our low-risk initiatives can create significant value for shareholders while resulting in a more focused Knowles. We believe that Knowles can achieve a value of at least $28 per share by the end of 2019 (a 70% premium to current trading levels), prior to any premium associated with a strategic transaction. With a rationalization of a subscale divisional structure, enhanced strategic focus, comprehensive cost management, a shareholder-friendly capital allocation policy, and effective leadership, Knowles could deliver substantial upside for shareholders.

We expect that the Company may attempt to portray publicly that they have been reasonable in our discussions, however, we feel the need to set the record straight. The Company originally offered us a settlement agreement to appoint one of our nominees to the Board along with “customary terms.” The Company then proceeded to demand a litany of off-market settlement terms including, but not limited to, a two-year standstill. Despite our efforts to be flexible on these off-market terms (other than the two-year standstill), it became clear to us, based on statements by the Company’s management and legal counsel, that the Company had no interest in entering into a market-standard settlement agreement.

We have requested, via separate letter, that the Company embrace the use of a Universal Proxy Card in the interest of good corporate governance. The use of a Universal Proxy Card would provide shareholders the ability to vote for any combination of director nominees put forth by either the Company or us - something they would generally only be able to do by attending the annual meeting in-person. We do not believe shareholders should be denied the right to vote for their preferred combination of nominees because of a quirk in the SEC rules and note that the SEC itself has proposed a universal proxy card. It is in the interest of all stakeholders to allow shareholders every opportunity to express their views on the future of the Company.

Regards,

Caligan Partners, LP

Falcon Edge Capital, LP

Media Contacts:

Robert Laman	Mark Cho
Caligan Partners, LP	Falcon Edge Capital, LP
(646) 859-8205	(212) 230-2295
rl@caliganpartners.com	MCho@falconedgecap.com

Investor Contact:

Edward McCarthy / Geoffrey Weinberg / Peter Aymar

D.F. King & Co., Inc.

(212) 269-5550

KN@dfking.com

LEGEND

CALIGAN, DAVID JOHNSON, SAMUEL J. MERKSAMER, FALCON EDGE, RICHARD GERSON and JONATHAN CHRISTODORO (COLLECTIVELY, the “Participants”) intend to file with the SEC a proxy statement and form of proxy to be used in connection with the solicitation of proxies from the stockholders of KNOWLES. All stockholders are advised to read the proxy statement and other documents when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/. INFORmation about the Participants and a description of THEIR interests by security holdings is contained in the Schedule 14A filed by CALIGAN with the SEC on March 29, 2019.

ADDITIONAL INFORMATION

THIS LETTER AND THE VIEWS EXPRESSED HEREIN ARE ONLY TO BE USED TO PROVIDE GENERAL INFORMATION AND ARE NOT INTENDED TO BE USED BY THE COMPANY OR ANY THIRD PARTY IN CONNECTION WITH ANY OTHER COMMUNICATION INVOLVING ANY OTHER SHAREHOLDER OR STAKEHOLDER OF THE COMPANY. THIS LETTER AND THE VIEWS EXPRESSED HEREIN DO NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS LETTER AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE CURRENT OPINIONS AS OF THE DATE HEREOF OF THE GROUP AND ARE DERIVED FROM PUBLICLY AVAILABLE INFORMATION AND THE ANALYSIS OF THE GROUP REGARDING THE COMPANY. CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FROM, WITHOUT INDEPENDENT VERIFICATION, FROM PUBLIC FILINGS, INCLUDING FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), AND OTHER SOURCES.

THIS LETTER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY DESCRIBED HEREIN IN ANY JURISDICTION TO ANY PERSON, NOR DOES IT CONSTITUTE A FINANCIAL PROMOTION, INVESTMENT ADVICE OR AN INDUCEMENT OR AN INCITEMENT TO PARTICIPATE IN ANY PRODUCT, OFFERING OR INVESTMENT. THIS LETTER IS INFORMATIONAL ONLY AND SHOULD NOT BE USED AS THE BASIS FOR ANY INVESTMENT DECISION, NOR SHOULD IT BE RELIED UPON FOR LEGAL, ACCOUNTING OR TAX ADVICE OR INVESTMENT RECOMMENDATIONS OR FOR ANY OTHER PURPOSE. NO REPRESENTATION OR WARRANTY IS MADE THAT THE GROUP’S INVESTMENT PROCESSES OR INVESTMENT OBJECTIVES WILL OR ARE LIKELY TO BE ACHIEVED OR SUCCESSFUL OR THAT THE GROUP’S INVESTMENT WILL MAKE ANY PROFIT OR WILL NOT SUSTAIN LOSSES. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

THE GROUP HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY THIRD PARTIES. ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. NO WARRANTY IS MADE THAT DATA OR INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM ANY THIRD PARTY, ARE ACCURATE.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS LETTER, INCLUDING PROJECTIONS, MARKET OUTLOOKS, ASSUMPTIONS AND ESTIMATES, ARE FORWARD-LOOKING STATEMENTS THAT ARE BASED ON CERTAIN ASSUMPTIONS, AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES, INCLUDING RISKS AND CHANGES AFFECTING INDUSTRIES GENERALLY AND THE COMPANY SPECIFICALLY. YOU SHOULD BE AWARE THAT PROJECTIONS AND OTHER FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN, AND ACTUAL RESULTS MAY DIFFER FROM THE PROJECTIONS AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN DUE TO REASONS THAT MAY OR MAY NOT BE FORESEEABLE. NO REPRESENTATION, WARRANTY OR UNDERTAKING, EXPRESS OR IMPLIED, IS MADE AS TO THE ACCURACY OR REASONABLENESS OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN OR TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION OR VIEWS CONTAINED HEREIN.

THE GROUP SHALL NOT BE RESPONSIBLE OR HAVE ANY LIABILITY FOR ANY MISINFORMATION CONTAINED IN ANY SEC FILING, ANY THIRD-PARTY REPORT OR THIS LETTER. ALL AMOUNTS, MARKET VALUE INFORMATION AND ESTIMATES INCLUDED IN THIS LETTER HAVE BEEN OBTAINED FROM OUTSIDE SOURCES THAT THE GROUP BELIEVES TO BE RELIABLE OR REPRESENT THE BEST JUDGMENT OF THE GROUP AS OF THE DATE OF THIS LETTER.

THE GROUP RESERVES THE RIGHT TO CHANGE OR MODIFY ANY OF ITS OPINIONS EXPRESSED HEREIN AT ANY TIME AS IT DEEMS APPROPRIATE. THE GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN. ANY SETTLEMENT DISCUSSIONS ARISING, DIRECTLY OR INDIRECTLY, FROM THIS LETTER OR THE VIEWS EXPRESSED HEREIN ARE CONFIDENTIAL SETTLEMENT DISCUSSIONS UNDER FEDERAL RULE OF EVIDENCE 408 AND ALL SIMILAR STATE RULES.

Exhibit 3

Board Nominees:

JONATHAN CHRISTODORO
Age; Address	42; 660 Madison Avenue, New York, New York 10173
Occupation	Partner at Patriot Global Management, LP
Experience

Mr. Jonathan Christodoro is a Partner at Patriot Global Management, LP, an investment manager. Previously, Mr. Christodoro served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from July 2012 to February 2017. Mr. Christodoro was responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn, Mr. Christodoro served in various investment and research roles at P2 Capital Partners, LLC, Prentice Capital Management, LP and S.A.C. Capital Advisors, LP between March 2007 to July 2012. Previously, Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries.

Mr. Christodoro has served as a director of SandRidge Energy, Inc. since June 2018. Mr. Christodoro has served as a director of Xerox Corporation since May 2018 and previously served as a director of Xerox from June 2016 to December 2017. Mr. Christodoro has served as a director of PayPal Holdings, Inc. since July 2015. Further, Mr. Christodoro has served as a director of Enzon Pharmaceuticals, Inc. since October 2013 and as the Chairman of Enzon’s Board of Directors since November 2013. Mr. Christodoro also served as a director of Herbalife Ltd. since April 2013, where he is a member of the nominating and corporate governance committee and the compensation committee. Mr. Christodoro was previously a director of the following public companies: Lyft Inc. from May 2015 to March 2019; Cheniere Energy, Inc. from August 2015 to August 2017; American Railcar Industries, Inc. from June 2015 to February 2017; Hologic Inc. from December 2013 to March 2016; eBay, Inc. from March 2015 to July 2015; and Talisman Energy Inc. from December 2013 to May 2015.

Mr. Christodoro received an M.B.A from the University of Pennsylvania's Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude from Cornell University. He also served in the United States Marine Corps.

Service on Other Boards	SandRidge Energy, Inc (2018 – Present); Xerox Corporation (2018 – Present; 2016 – 2017); PayPal Holdings, Inc. (2015 – Present); Enzon Pharmaceuticals, Inc. (2013 – Present); Herbalife Ltd. (2013 – Present); Lyft, Inc. (2015 – 2019); (Cheniere Energy, Inc. (2015 – 2017); American Railcar Industries, Inc. (2015 – 2017); Hologic Inc. (2013 – 2016); eBay, Inc. (2015 – 2015); Talisman Energy Inc. (2013 – 2015)
Skills & Qualifications	Mr. Christodoro’s qualifications to serve as a director include his financial and entrepreneurial acumen, his experience serving on the boards of directors of a number of public companies as well as his extensive investment, research and investment banking background.

samuel J. merksamer
Age; Address	38; 520 Madison Avenue, New York, New York 10022
Occupation	Partner at Caligan Partners LP
Experience

Mr. Samuel J. Merksamer is a Partner at Caligan Partners LP, an investment manager. Previously, Mr. Merksamer served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from May 2008 to December 2016. Mr. Merksamer was responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. From January 2003 until May 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments.

Mr. Merksamer has served as director of Transocean Ltd. since May 2013, where he is currently a member of the finance committee as well as the health, safety and environment committee. Mr. Merksamer previously served as a director of the following public companies: American International Group, Inc. from May 2016 to May 2018; Navistar International Corporation from December 2012 to August 2017; Cheniere Energy Inc. from August 2015 to August 2017; Hertz Global Holdings, Inc. from June 2014 to June 2017; Transocean Partners LLC from June 2014 to August 2016; Hologic Inc. from December 2013 to March 2016; Talisman Energy Inc. from December 2013 to May 2015; CVR Energy, Inc. from May 2012 to September 2014; CVR Refining, GP, LLC from January 2012 to May 2014; Federal-Mogul Holdings Corporation from September 2010 to January 2014; American Railcar Industries, Inc. from June 2011 to June 2013; Viskae Companies from January 2010 to April 2013; and Dynegy Inc. from March 2011 to September 2012.

Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

Service on Other Boards	Transocean Ltd. (2013 – Present); American International Group, Inc. ( 2016 – 2018); Navistar International Corporation (2012 – 2017); Cheniere Energy Inc. (2015 – 2017); Hertz Global Holdings, Inc. (2014 – 2017); Transocean Partners LLC (2014 – 2016); Hologic Inc. (2013 – 2016); Talisman Energy Inc. (2013 – 2015); CVR Energy, Inc. (2012 – 2014); CVR Refining, GP, LLC (2012 – 2014); Federal-Mogul Holdings Corporation (2010 – 2014); American Railcar Industries, Inc. (2011 – 2013); Viskae Companies (2010 – 2013); Dynegy Inc. (2011 – 2012)
Skills & Qualifications	Mr. Merksamer’s qualifications to serve as a director include his experience serving as a director for numerous public and private companies and his in-depth expertise and knowledge of capital markets, finance, private investing and executive management.

Exhibit 4

Caligan Partners LP (“Caligan”), Caligan Partners CV I LP (“Caligan Partners CV I”), David Johnson (“Mr. Johnson”), Samuel J. Merksamer, (“Mr. Merksamer”), Falcon Edge Capital, LP (“Falcon Edge”), Falcon Edge Global Master Fund, LP (“FEG Master Fund”), Moraine Master Fund, LP (“Moraine Master Fund”), Richard Gerson (“Mr. Gerson”) and Jonathan Christodoro (“Mr. Christodoro,” and collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Knowles Corporation (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/.

INFORMATION ABOUT THE PARTICIPANTS’ INTERESTS BY SECURITY HOLDINGS

The “Participants” in this solicitation of proxies from stockholders of Knowles Corporation (the “Company”) in connection with the Company’s 2019 annual meeting of stockholders are: (i) Caligan Partners LP (“Caligan”); (ii) Caligan Partners CV I LP (“Caligan Partners CV I”); (iii) David Johnson (“Mr. Johnson”); (iv) Samuel J. Merksamer (“Mr. Merksamer;” and, together with Caligan, Caligan Partners CV I and Mr. Johnson, the “Caligan Parties”); (v) Falcon Edge Capital, LP (“Falcon Edge”); (vi) Falcon Edge Global Master Fund, LP (“FEG Master Fund”); (vii) Moraine Master Fund, LP (“Moraine Master Fund”); (viii) Richard Gerson (“Mr. Gerson;” and, together with each of Falcon Edge, FEG Master Fund and Moraine Master Fund, the “Falcon Edge Parties”); and (ix) Jonathan Christodoro (“Mr. Christodoro”).

The Participants may be deemed to “beneficially own” (within the meaning of Rule 13d-3 or Rule 16a-1 under the Securities Exchange Act of 1934, as amended), an aggregate of 6,075,671 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), representing approximately 6.7% of the Company’s outstanding shares of Common Stock. The percentages contained herein are based upon 90,216,613 shares of Common Stock reported to be outstanding as of February 14, 2019, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission on February 19, 2019. Each of Caligan, Mr. Johnson and Mr. Merksamer may be deemed to beneficially own 2,030,328 shares of Common Stock. Each of Falcon Edge and Mr. Gerson may be deemed to beneficially own 4,045,343 shares of Common Stock. Each of the Caligan Parties expressly disclaims beneficial ownership of the shares of Common Stock held by each of the Falcon Edge Parties. Each of the Falcon Edge Parties expressly disclaims beneficial ownership of the shares of Common Stock held by each of the Caligan Parties. Each other Participant expressly disclaims beneficial ownership of any shares of Common Stock.

i        Caligan & Falcon Edge estimate.

ii       Caligan & Falcon Edge estimate for 2018, for 2017 Audio segment revenue and Adjusted EBIT from Knowles’ quarterly financial supplement from 4Q2017. Performance Audio 2017 actual results from pg. 53 of Knowles’ definitive proxy statement filed on March 14, 2018.

iii       From Spin through December 31 of calendar year. All TSR data from S&P Capital IQ.

iv       All TSR from Spin through December 31 of calendar year. All TSR data from S&P Capital IQ.

v        Jeff Niew, CEO, 4Q2014 Earnings Call (2/12/15).

vi       2015 Letter to Shareholders.

vii       Jeff Niew, Acquisition of Audience, 4/29/15.

viii      Subtracting Performance Audio results as disclosed in Knowles’ 2018 Proxy Statement from total Audio segment results.

ix       Jeff Niew, 4Q2016 Earnings Call, 2/6/17.

x        2015 Proxy Statement filed 3/13/15.

xi       2016 Proxy Statement filed 3/15/16.

xii      2018 Proxy Statement filed 3/15/18.

xiii     Knowles Analyst Day, pg. 58, 2/19/14.

xiv     Knowles presentation, 4/29/15.

xv      Non-GAAP EBITDA and EPS calculated from Knowles’ 4Q earnings press releases from 2014 – 2018.

xvi     Audio segment revenue and Adjusted EBIT from Knowles’ quarterly financial supplement from 4Q2017. Performance Audio 2017 actual results from pg. 53 of Knowles’ definitive proxy statement filed on March 14, 2018.